UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 24, 2017

Date of Report (Date of earliest event reported)

SYNAPTICS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-49602	77-0118518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 McKay Drive

San Jose, California 95131

(Address of Principal Executive Offices) (Zip Code)

(408) 904-1100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 25, 2017, Synaptics Incorporated (the “Company”) completed the acquisition of all of the outstanding limited liability company interests of Conexant Systems, LLC (“Conexant”), resulting in Conexant becoming a wholly-owned subsidiary of the Company (the “Conexant Acquisition”). The Company completed the Conexant Acquisition pursuant to the previously disclosed Securities Purchase Agreement, dated as of June 11, 2017, by and among the Company, Lakestar Semi, Inc., CNXT Holdings, Inc. and Conexant.

The purchase price for the Conexant Acquisition consisted of (i) $300 million in cash (on a cash-free, debt-free basis), subject to post-closing adjustments for working capital and (ii) 726,666 shares of the Company’s common stock (the “Stock Consideration”). The Stock Consideration was issued at closing in an exempt private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to file a shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) providing for the registered resale of the Stock Consideration.

The Company financed the cash portion of the purchase price for the Conexant Acquisition, in part, through the proceeds of its previously announced offering of its 0.50% Convertible Senior Notes due 2022. The Company financed the remainder of the purchase price for the Conexant Acquisition with available cash.

On July 26, 2017, the Company issued a press release announcing the closing of the Conexant Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 is hereby incorporated by reference into this Item 3.02.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On July 24, 2017, the Compensation Committee of the Board of Directors of the Company approved revisions to (i) the Form of Non-Qualified Stock Option Agreement under the Synaptics Incorporated 2010 Incentive Compensation Plan (the “2010 Plan”), (ii) the Form of Deferred Stock Unit Award Agreement under the 2010 Plan and (iii) the Form of Deferred Stock Award Agreement for Market Stock Units (“MSUs”) under the 2010 Plan (such documents, the “Revised Grant Documents”), in each case, to reflect recent changes in law and administrative practice and to clarify the treatment of such awards upon a change in control (as defined in the 2010 Plan). The terms of the Revised Grant Documents will apply to all current and future stock options, deferred stock units, and MSUs, including those awarded to the Company’s “named executive officers.” The amounts issuable under outstanding awards granted to named executive officers under the 2010 Plan that are subject to the Revised Grant Documents remain unchanged.

As revised, any option or time-based deferred stock unit that is not assumed or substituted by a successor or acquiring entity will become fully vested, effective as of, and contingent upon, a change in control. In addition, the number of MSUs for any performance tranches that are ongoing as of a change in control (the “CIC MSUs”) will be determined based on actual achievement of the applicable performance criteria as of the day immediately prior to such change in control. A prorated portion of such CIC MSUs (based on the amount of time elapsed in the applicable performance tranche through the change in control) will become vested as of the change in control. The remaining portion of such CIC MSUs (the “Non-Vested CIC MSUs”) will remain outstanding after the change in control and will vest on the applicable vesting date for such performance tranche, subject to the awardholder’s continued service. However, any Non-Vested CIC MSU that is not assumed or substituted by a successor or acquiring entity will become fully vested, effective as of, and contingent upon, a change in control.

Item 8.01.	Other Events.

On July 25, 2017, the Board of Directors of the Company increased its stock repurchase program by $150 million for a total available authorization of $226.1 million and cumulative aggregate repurchase authorization of $1.3 billion, and extended the Company’s stock repurchase program until July 2019. The stock repurchase program authorizes the Company to purchase up to an additional $226.1 million of its common stock in the open market or in privately negotiated transactions, depending upon market conditions and other factors, through July 2019. The number of shares purchased and the timing of purchases is based on the level of the Company’s cash balances, general business and market conditions, and other factors, including alternative investment opportunities, and does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.

Item 9.01	Financial Statements and Exhibits

(a)     Financial Statements of Businesses Acquired. The Company intends to file with the SEC the financial statements required by Item 9.01(a) within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the SEC.

(b)     Pro Forma Financial Information. The Company intends to file with the SEC the pro forma information required by Item 9.01(b) within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the SEC.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press Release dated July 26, 2017, relating to the Conexant Acquisition

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTICS INCORPORATED

Date: July 26, 2017	By:	/s/ John McFarland
John McFarland
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 26, 2017, relating to the Conexant Acquisition